Exhibit 99.2

Great Western Bancorp, Inc. Announces Private Offering of Subordinated Notes

SIOUX FALLS, SD - July 31, 2015 - Great Western Bancorp, Inc. (the “Company”) (GWB), the holding company of Great Western Bank, announced today the completion of a private placement of $35 million in aggregate principal amount of 4.875% fixed-to-floating rate subordinated notes due August 15, 2025. The notes bear a fixed interest rate of 4.875% per annum, payable semi-annually until August 15, 2020, and, from and including August 15, 2020, will pay an interest rate equal to 3 month Libor plus 3.15% resetting quarterly. The notes will be callable at par quarterly on or after August 15, 2020. The Company estimates that the net proceeds from the sale of the notes will be approximately $35 million, and the notes are expected to qualify as Tier 2 capital for regulatory purposes. The Company intends to use the net proceeds from this offering to repay existing subordinated debt. Sandler O’Neill & Partners, L.P., acted as sole placement agent for the offering.

The notes have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The Bank services its customers through 158 branches in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward Looking Statements
The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking statements. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

Exhibit 99.2

Contacts:

Media:         Ann Nachtigal, Great Western Bancorp, Inc.
        605-988-9217
        Ann.Nachtigal@GreatWesternBank.com

Investors:    David Hinderaker, Great Western Bancorp, Inc.
605-868-3480
David.Hinderaker@GreatWesternBank.com

Source:     Great Western Bancorp, Inc.